Kerr-McGee Reports 1998 Accomplishments and
                           1999 Plan at Annual Meeting

         OKLAHOMA CITY (May 11, 1999) - In 1998, Kerr-McGee Corp. (NYSE: KMG) focused on the growth of its worldwide oil and gas exploration and production business and titanium dioxide pigment operations, Luke R. Corbett, Kerr-McGee chief executive officer, told stockholders at the company's annual meeting in Oklahoma City today.
         "A year ago, we announced Kerr-McGee's long-term strategy to concentrate on our two core businesses," Corbett said. "Through a significant merger, divestiture of our coal operations, two acquisitions and strategic alliances, we have become the fifth-largest independent oil and gas producer in the United States, complemented by a strong and growing titanium dioxide pigment business."
         Kerr-McGee's specific 1998 accomplishments outlined during the meeting include:

- Start of production at four fields in the Gulf of Mexico and one field in Indonesia.

- Purchase of Gulf Canada's U.K. oil and gas assets increasing daily production in the North Sea by approximately 50% and prospect inventory by about 35 licenses.

- Development of a strategic alliance with CanOxy providing access to infrastructure and drilling expertise in Yemen.

-        Increase   of   Kerr-McGee's  inventory  in   the  Gulf  of  Mexico  to
         approximately 500 blocks, of which 230 are in deep water.

-        Record  operating  profit  from Kerr-McGee's titanium dioxide business.

- Acquisition of an 80% interest in Bayer AG's European titanium dioxide pigment business, increasing Kerr-McGee's equity pigment capacity by 50% to 310,000 metric tons per year and establishing a production presence in Europe.

-        Increased worldwide pigment sales volumes by 36%.

-        Record  sales, on  an  equity basis, of 265,000 metric tons of pigment.

-        Startup  of  the  third   major   expansion  at  the  Hamilton,  Miss.,
         pigment  plant,  which   will   increase    production    capacity   by
         approximately 20% to 178,000 metric tons.

-        Completion of the sale of the company's coal business.

         In conjunction with the meeting, Robert L. Keiser, former chairman and chief executive officer of Oryx Energy Company, who has been serving as chairman of the combined company, announced his retirement as chairman and as a member of the board of directors of Kerr-McGee effective June 1, 1999. The board named Corbett to the position of chairman and chief executive officer of Kerr-McGee.
         "My commitment to work with Luke Corbett and the Kerr-McGee management team to achieve the transition goals of our merged companies has been completed. I am retiring with confidence that Kerr-McGee has the right strategy, assets and people to compete on a global basis," Keiser said.
         "Bob Keiser has been a leader and supportive partner throughout the merger, and we wish him well in his retirement," added Corbett.
         Kerr-McGee also announced that Richard M. Rompala has resigned from its board of directors. Rompala, who is chairman, chief executive officer and president of The Valspar Corporation, left the board because of other business responsibilities. He has served on the Kerr-McGee board since 1996.
         During the annual meeting, Kerr-McGee's plans for operations and future growth were highlighted.


- Average daily production levels for 1999 are estimated at 190,000 barrels of oil and 580 million cubic feet of gas and are projected to grow by approximately 5% in 2000.

- Capital expenditures for oil and gas in 1999 are expected to total approximately $430 million. About one-third will be spent in each the Gulf of Mexico and in the North Sea, with the remaining one-third split between United States onshore and other international areas.

- Exploration expense is estimated at $140 million, with 25 to 30 exploratory wells planned in the Gulf of Mexico, North Sea and other selected areas around the world.

-        Kerr-McGee   will   continue   its   focus  on   opportunities  in  the
         deepwater   Gulf  of  Mexico  and  plans include  drilling four to five deepwater prospects.

-        Kerr-McGee   projects   another   record   year  for  titanium  dioxide
         shipments based on a full year of results in Europe and the expanded capacity in the second half of the year at the Hamilton plant.

-        Kerr-McGee   will   examine    incremental    expansion   at   existing
         locations and acquisition opportunities as consolidation continues in the pigment industry.

- Chemical capital expenditures in 1999 are expected to total $110 million, with 88% spent on the pigment business.

- The Hamilton pigment plant implemented a productivity improvement process in 1998 to improve margins, independent of price. The goal was to lower overall cost of production by at least $100 per metric ton. To date, the plant has achieved in excess of $75 per metric ton of savings and expects to surpass the $100-per-metric-ton target before the end of 1999. This process is being implemented at Kerr-McGee's three other titanium dioxide plants.

         Kerr-McGee is on target to realize the projected synergies associated with the Oryx merger and will continue to focus on cost reduction in both its oil and gas and chemical businesses.

         A $1 per barrel change in the price of oil will affect annual operating profit by approximately $70 million pretax and earnings and cash flow by about $40 million, which equals approximately 45 cents per share. A 10-cent per thousand cubic feet change in the price of natural gas will impact the operating profit by about $21 million pretax and earnings and cash flow by about $14 million or 16 cents per share. In the titanium dioxide business, a change of 5 cents per pound ($110 per metric ton) impacts operating profit by $37 million, and earnings and cash flow by $23 million, or 25 cents in earnings per share.
         "We anticipate annual cash flow to average about $1 billion over the next five years," said Corbett. "We are projecting yearly expenditures of about $700 million for capital, $155 million for dividends and $150 million for debt reduction and other corporate purposes. Kerr-McGee's and Oryx's combined net debt at year-end 1998 was $2.1 billion, or 60% of capitalization. The company has set a goal to reduce its net debt-to-capitalization ratio to less than 50% within five years."

         (Forward-looking statements in this news release depend on certain events, risks and uncertainties that may be outside the company's control, such as the success of the oil and gas exploration and production program, acceptance of consumer products for which Kerr-McGee's chemical business supplies raw materials, general economic conditions and other risks discussed in the company's Form 10-K and Form 10-Q, filed with the Securities and Exchange Commission. Actual results and developments may differ from those expressed or implied in this news release.)

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CONTACT: Debbie Schramm
                  (405) 270-2877